Exhibit 99.1

SALES AND CUSTOMER COUNTS UP AT STATER BROS. –

FIRST QUARTER 2013 RESULTS

SAN BERNARDINO, CALIFORNIA (February 12, 2013)-Today, Jack H. Brown, Chairman, President and Chief Executive Officer of Stater Bros. Holdings Inc. announced financial results for the first quarter of fiscal 2013 which ended on December 30, 2012.

The Company’s sales increased 0.83% in the first quarter of fiscal 2013 compared to the same period of the prior year. Like store sales also increased $8.0 million or 0.83% for the thirteen weeks ended December 30, 2012 compared to the thirteen weeks ended December 25, 2011. Consolidated sales in the first quarter of fiscal 2013 were $968.7 million compared to $960.7 million in the first quarter of fiscal 2012.

Customer counts increased over 250,000 in the first quarter of fiscal 2013 compared to the same period of the prior year.

Gross profit margins for the thirteen weeks ended December 30, 2012 were 25.88% of sales compared to the thirteen weeks ended December 25, 2011 gross profit margin of 27.03% of sales.

The Company reported net income for the thirteen week first quarter ended December 30, 2012 of $5.4 million compared to net income for the thirteen week first quarter ended December 25, 2011 of $9.0 million.

Brown said, “The decline in net income was primarily due to a lower gross profit margin in the first quarter of fiscal 2013 compared to the first quarter of fiscal 2012 as a result of our commitment to keep prices low, to the extent possible, to help our ‘Valued Customers’ weather these tough economic times which resulted in increasing our customer counts by 250,000 in the quarter.

“The Company has made a conscious decision to not pass on all of the costs of inflation that we have experienced.

“The unemployment rate in our marketing area of 10.9% continues to be higher than the national average of 7.8% and State of California average of 9.8%.

“Since the beginning of this economic crisis, we have maintained a policy of retaining and growing customer counts by providing value and superior service to our customers. We feel it is important to retain our customers so when the economy does finally turn around they will still be shopping at their local Stater Bros. Supermarket.”

Stater Bros. is the largest privately owned Supermarket Chain in Southern California and the largest private employer in both San Bernardino County and Riverside County, with annual sales in 2012 of $3.9 billion. The Company currently operates 167 Supermarkets, and there are over 18,000 members of the Stater Bros. Supermarket Family.

STATER BROS ... PROUDLY SERVING SOUTHERN CALIFORNIA FAMILIES FOR 77 YEARS

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STATER BROS. HOLDINGS INC.

Condensed Consolidated Balance Sheets

(In thousands)

Unaudited

	09/30/12	12/30/12
Assets
Current assets
Cash and cash equivalents	$219,800	$189,018
Receivables, net	47,902	49,153
Inventories	229,117	254,073
Other	46,340	44,107

Total current assets	543,159	536,351
Property and equipment, net	607,504	600,223
Deferred debt issuance costs, net	8,397	7,838
Other	49,262	51,358

Total assets	$1,208,322	$1,195,770

Liabilities and stockholder’s equity
Current liabilities
Accounts payable	$147,544	$153,008
Accrued expenses and other liabilities	165,951	146,383
Current portion of long-term debt	12,661	14,468

Total current liabilities	326,156	313,859
Long-term debt, less current portion	633,521	629,896
Capital lease obligations, less current portion	1,186	897
Other long-term liabilities	164,837	168,047
Total stockholder’s equity	82,622	83,071

Total liabilities and stockholder’s equity	$1,208,322	$1,195,770

STATER BROS. HOLDINGS INC.

Condensed Consolidated Statements of Income

(In thousands)

Unaudited

	13 Weeks Ended 12/25/11	13 Weeks Ended 12/30/12
Sales	$960,724	$968,744
Gross profit	259,681	250,729
Operating expenses:
Selling, general and administrative expenses	221,871	220,079
Gain on sale of property and equipment	(639)	(1,933)
Depreciation and amortization	11,412	11,683

Total operating expenses	232,644	229,829

Operating profit	27,037	20,900
Interest income	36	23
Interest expense	(11,949)	(11,809)

Income before income taxes	15,124	9,114
Income taxes	6,114	3,665

Net income	$9,010	$5,449